Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

THIRD QUARTER 2019 EARNINGS

Continued Growth Across All Major Financial & Operational Metrics

OAKLAND, MARYLAND—October 21, 2019:  First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and nine-month periods ended September 30, 2019.

Third Quarter 2019 Highlights:

•	Consolidated net income was $4.5 million, or $3.4 million after excluding insurance proceeds received, compared to $2.8 million for the third quarter of 2018
•	Basic and diluted net income per common share were both $.63, or $.48 after excluding insurance proceeds received, compared to $.39 for the third quarter of 2018
•	Net interest income increased $.3 million over the third quarter of 2018
•	Net interest margin, on an FTE basis, was 3.62%, compared to 3.79% for the third quarter of 2018
•	Cost of deposits of .74% remained low
•	Revenue remained diversified with fee income representing 30% of net revenue
•	Loan production and deposit growth remain strong
•

Voluntary employee separation program introduced in the third quarter of 2019 is projected to reduce 2020 salaries and benefits by approximately $1.4 million, with approximately $.1 million of net severance expense expected to be recognized in the fourth quarter 2019

Commenting on the Bank’s results, Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer, said, “Our results, in particular net income, demonstrate consistent progress as we execute on our strategy to grow retail, commercial and wealth management relationships with our existing and new customers.  Our loan production has been strong, keeping pace with growth we witnessed in 2018, even given higher than normal payoffs.  Furthermore, despite competitive pressures, we have remained disciplined in our credit and pricing terms which will ultimately maintain both the strength of our margin and credit profile.  Deposit growth was also strong, positioning us to lower short-term borrowings and fund anticipated loan growth throughout the course of this year, while maintaining margins. As we look ahead through the remainder of the year, reducing operating costs and utilizing technology to become more efficient continues to be a focus, positioning for sustained growth in 2020.”

Financial Highlights Comparing the Nine and Three Months of 2019 and 2018:

•	Net interest income increased $1.8 million and $.3 million for the first nine months of 2019 and the third quarter of 2019, respectively, when compared to the same time periods of 2018.

o	Stable margin despite pricing pressures
o	New loan production priced at higher rates
o	Continued focus on growing low cost, core deposits

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.20% at September 30, 2019 and 1.07% at September 30, 2018.

o	Specific allocation on large commercial loan in first nine months of 2019

o	Provision for loan losses was $.7 million and $1.2 million for the nine-month periods ended September 30, 2019 and 2018, respectively

o	Reduced provision expense recorded for the third quarter of 2019, compared to $.5 million for the third quarter of 2018 due to loan balances and improved credit quality

•	Other operating income increased during the first nine months of 2019 when compared to the same period of 2018, due to the receipt of $1.1 million of insurance death benefit proceeds.

•	Other operating expenses increased for the first nine months of 2019 when compared to the first nine months of 2018.

o

Salaries and benefits increased $.3 million in the first nine months of 2019 when compared to the same period of 2018 due to merit increases effective in April 2019 and increased life and health insurance costs related to increased claims.

▪

Voluntary employee separation program introduced in the third quarter is projected to result in a $1.4 million reduction in salaries and benefits for 2020, with approximately $.1 million of net severance expense expected to be recognized in fourth quarter 2019

o

Equipment, occupancy and data processing expenses increased $.9 million in the first nine months of 2019 when compared to the same period of 2018, due to completion of rebranding and branch modernization as well as new technology services implemented

o

OREO expenses increased in the first nine months of 2019 when compared to the same period of 2018 due to valuation allowance write-downs on properties as a result of new appraisals and reduce selling prices.

o

Other miscellaneous expenses for the first nine months of 2019, such as marketing, legal and professional, consulting, dues and licenses, contract labor and miscellaneous loan fees, decreased when compared to the same period of 2018.

Income Statement Overview

Consolidated net income was $10.2 million for the first nine months of 2019, compared to $8.3 million for the same period of 2018.  Basic and diluted net income per common share for the first nine months of 2019 were both $1.44, compared to basic and diluted net income per common share of $1.17 for the same period of 2018. The increase in earnings was primarily due to an increase in net interest income of $1.8 million, a decrease in provision expense due to net loan loss recoveries and a decline in loan balances, and an increase of $1.3 million in other operating income, including gains, for the first nine months of 2019 when compared to the same time period of 2018.  The increase in other operating income was primarily attributable to the one-time receipt of $1.1 million in death benefit proceeds under a policy of Bank Owned Life Insurance (“BOLI”) in the third quarter.  Excluding the impact of the BOLI death benefit proceeds, basic and diluted net income per common share for the nine months ended September 30, 2019 were both $1.29.  Trust department and debit card income also slightly increased.  These changes were offset by a slight decline in service charge income, particularly non-sufficient funds (“NSF”) income and service charges on personal demand deposit accounts as a result of our continued focus on growing commercial deposits.  Other operating expenses increased $1.3 million for the first nine months of 2019 as compared to the first nine months of 2018.  Salaries and benefits increased $.3 million due to merit increases effective in April 2019 and increased life and health insurance costs related to increased claims.  These increases were partially offset by decreases in incentives, pension and 401(k) plan expenses.  FDIC premiums decreased $.1 million due to a credit received on our quarterly assessment in the third quarter.  Equipment, occupancy and data processing expenses increased $.9 million in the first nine months of 2019 when compared to the first nine months of 2018. The increase in equipment expense was primarily attributable to increased depreciation expense related to the on-going branch modernization projects as well as an increase in technology maintenance agreements.  The increase in data processing expenses was related to new services implemented in late 2018 and early 2019.  Other real estate owned (“OREO”) expenses increased $.6 million in the first nine months of 2019 due to valuation allowance write-downs on properties as a result of new appraisals.  These changes were offset by a $.4 million decrease in other miscellaneous expenses such as marketing, legal and professional, consulting, dues and licenses, contract labor, trust department expense and miscellaneous loan fees.  The net interest margin for the first nine months of 2019 and the first nine months of 2018, on a fully tax equivalent (“FTE”) basis, was 3.67% and 3.73%, respectively.

Consolidated net income was $4.5 million for the third quarter of 2019, compared to $2.8 million for the same period of 2018.  Basic and diluted net income per common share for the third quarter of 2019 were both $.63, compared to basic and diluted net income per common share of $.39 for the same period of 2018. The increase in earnings was primarily attributable to the above-mentioned receipt of BOLI death benefit proceeds and the reduction of provision expense in the third quarter of 2019 as compared to the third quarter of 2018.  Excluding the impact of the BOLI death benefit proceeds, basic and diluted net income per common share for the three months ended September 30, 2019 were both $.48.  There was low provision expense in the third quarter of 2019 due to the decline in loan balances related to increased payoffs of large commercial loans and disciplined underwriting, which offset the new loan production booked during the quarter. Additionally, no qualitative adjustments were necessary due to the high credit quality of the portfolio.  Net interest income increased $.3 million for the third quarter of 2019 as compared to the third quarter of 2018.  Salaries and benefits were flat when comparing the third quarter periods due to our continued focus on efficiencies.  Other operating expenses increased due to a $.2 million increase in equipment, occupancy and data processing expenses and a $.1 million increase in OREO expenses, due primarily to valuation allowance write-downs on properties as a result of new appraisals and to lower selling prices.  The net interest margin for the third quarter of 2019 and the third quarter of 2018, on an FTE basis, was 3.62% and 3.79%, respectively.

Balance Sheet Overview

Total assets at September 30, 2019 remained stable at $1.4 billion, with a slight increase of $56.4 million from December 31, 2018.  During the first nine months of 2019, liquidity increased as cash and interest-bearing deposits in other banks increased $60.6 million, the investment portfolio remained flat and gross loans decreased $10.4 million.  The increase in cash was due to strong deposit growth and commercial loan payoffs received in the third quarter.  Premises and equipment increased slightly by $.5 million due to modernization of our branch network, offset by normal depreciation during the first nine months of 2019.  OREO balances decreased $1.9 million due to $1.4 million in sales of properties and $1.2 million in valuation allowance write-downs as a result of appraisals and lower selling prices, offset by additions of new properties of $.7 million.  Other assets increased by $8.4 million, primarily due to an increase in the pension asset related to the $2.0 million contribution made to the plan in the first quarter of 2019 as well as an increase in the market value of the pension assets of $4.0 million. Total liabilities increased $44.2 million.  This increase was attributable to the strong deposit growth of $69.3 million in the first nine months of 2019, offset by a decline in short-term borrowings of $27.4 million. The deposit growth during the first nine of 2019 enabled the full repayment of the $40.0 million in overnight borrowings with correspondent banks that was on our balance sheet at December 31, 2018.  Our Treasury Management product increased $12.6 million as existing customers, particularly municipalities, grew their balances during the third quarter. Total shareholders’ equity increased $12.3 million due to the increase in retained earnings and the decline in accumulated other comprehensive loss.

Comparing September 30, 2019 to December 31, 2018, outstanding loans decreased by $10.4 million.   Commercial real estate (“CRE”) loans decreased $11.7 million due primarily to the payoff of approximately $27.6 million related to the loans refinancing as a result of our strict adherence to our underwriting and pricing standards during the third quarter of 2019.  Acquisition and development (“A&D”) loans decreased by $4.6 million due to new production, offset by payoffs received in the third quarter on $9.5 million that had reached the end of the construction period and permanent financing moved to USDA. Commercial and industrial (“C&I”) loans remained stable as new production offset amortization and the $3.2 million payoff received in the second quarter.  Residential mortgage loans increased $4.2 million, primarily due to new loans booked in our in-house adjustable rate mortgage products as well as our 15/1 fixed rate loan special. The consumer loan portfolio increased by $1.8 million, primarily due to increased balances in our student loan portfolio during the third quarter.

During the first nine months of 2019, commercial loan production of $114.7 million was offset by amortization of approximately $55.1 million and approximately $73.6 million of payoffs.  As mentioned above, some of the larger payoffs were a result of refinancing as a result of our strict adherence to our underwriting and pricing standards.  We continue to have a robust pipeline of approximately $80.0 million anticipated to close in the fourth quarter.  Through September 30, 2019, we have passed on approximately $103.6 million in loan opportunities due to rate, credit quality or structure of terms that we did not feel were in the best interest of the Bank.

Total deposits increased $69.3 million during the first nine months of 2019 when compared to deposits at December 31, 2018.  During the first nine months of 2019, non-interest bearing deposits increased $20.8 million. This growth was driven by both our retail market and our commercial market, as we continue to grow existing relationships as well as engage new relationships. Traditional savings accounts increased $4.4 million as our Prime Saver product continues to be the savings product of choice.  Total demand deposits decreased $4.1 million and total money market accounts increased $28.0 million due primarily to new balances in our Value money market account introduced in late 2018.  Time deposits less than $100,000 decreased $1.0 million and time deposits greater than $100,000 increased $21.2 million.  Growth in time deposits greater than $100,000 was related to new deposits for a local municipality as well as new deposits in CDARs for a local hospital.  In the fourth quarter of 2018, two short-term brokered CDs were purchased to shift $25.0 million of overnight borrowings as a tool to lock in pricing prior to future rate increases by the Federal Reserve and manage interest rate risk.  These brokered CDs have maturities of less than 18 months.  It is anticipated that $15.0 million of CDs will be fully repaid in November 2019 at maturity.

The book value of the Corporation’s common stock was $18.20 per share at September 30, 2019, compared to $16.52 per share at December 31, 2018.  At September 30, 2019, there were 7,107,666 outstanding shares of the Corporation’s common stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $1.8 million (5.5%) during the first nine months of 2019 over the same period in 2018 due to a $4.8 million (12.3%) increase in interest income, offset by a $3.0 million (52.6%) increase in interest expense.  The net interest margin was 3.67% for first nine months of 2019 and 3.73% for the first nine months of 2018.

Comparing the first nine months of 2019 to the same period of 2018, the increase in interest income was due to a $4.3 million increase in interest and fees on loans.  The increase in interest and fees on loans was due primarily to an increase in average balances of $67.5 million related to the strong loan growth in 2018 and an increase in the rate earned of 25 basis points attributable to loans repricing early in 2019 and new loans booked at higher rates.  Excess cash balances invested at the lower Fed Funds rate negatively impacted interest income for the nine months ended September 30, 2019 as higher cash balances were maintained due to the robust loan pipeline.

Interest expense on our interest-bearing liabilities increased by $3.0 million during the nine months ended September 30, 2019 when compared to the same period of 2018, due primarily to increased rates on our deposit products, primarily our money market, in 2018 in response to the rising rate environment.

Net interest income, on an FTE basis, increased $0.4 million (3.1%) during the third quarter of 2019 over the same period in 2018 due to a $1.4 million (10.0%) increase in interest income offset by a $1.0 million (49.6%) increase in interest expense.  The net interest margin for the third quarter of 2019 was 3.62%, compared to 3.79% for the third quarter of 2018.

Comparing the third quarter of 2019 to the same period of 2018, the increase in interest income was primarily due to a $1.0 million increase in interest and fees on loans.  The increase in interest and fees on loans was due primarily to an increase in average balances of $36.6 million related to the strong loan growth in 2018 and an increase in the rate earned of 24 basis points attributable to loans repricing at higher rates early in 2019 and new loans booked at higher rates. Excess cash balances related to deposit growth and loan payoffs during the third quarter negatively impacted interest income as it was invested at a lower Fed Funds rate.  Higher cash balances were maintained due to the robust loan pipeline.

Interest expense on our interest-bearing liabilities increased by $1.0 million during the third quarter of 2019 when compared to the same period of 2018, due primarily to increased interest expense on deposits due to the strong deposit growth as well as the increased rates as we offered product specials and increased pricing on the full relationship customer.

The average balance on interest-bearing deposits increased by $63.5 million when comparing the first nine months of 2019 to the same period of 2018.  The rate paid on these deposits increased by 44 basis points during the same time due to increased rates on a special money market product in response to the rising interest rate environment early in 2019.  The rate paid on short-term borrowings decreased by 12 basis points as a result of the repayment of $40.0 million of overnight borrowings in the first quarter of 2019 at higher rates.  The average balance on long-term borrowings decreased by $7.1 million as a result of the repayment of two FHLB advances totaling $5.0 million at their maturity in January 2018 and the shift of $15.0 million of an FHLB advance from long-term to short-term borrowings at its maturity in April 2018.  It is anticipated that $15.0 million in CDs will be fully repaid at its maturity in November 2019.

During the third quarter of 2019, we discontinued selling a special time deposit product and reduced the special rates on a money market special in response to the Fed Funds rate cuts.  We anticipate that we will continue to see margin compression in the fourth quarter as lending pricing pressures continue in each of our markets that we serve.

Asset Quality

The ALL was $12.0 million at September 30, 2019 and $11.0 million at December 31, 2018.  The provision for loan losses was $.7 million for the first nine months of 2019 and $1.2 million for the first nine months of 2018.  Net recoveries of $.3 million were recorded for the nine months ended September 30, 2019, compared to net charge offs of $.8 million for the nine months ended September 30, 2018. The ratio of the ALL to loans outstanding was 1.20% at September 30, 2019, 1.10% at December 31, 2018 and 1.07% at September 30, 2018.

The ratio of net recoveries to average loans for the nine months ended September 30, 2019 was an annualized .03%, compared to net charge offs of .12% for the same period in 2018 and a net charge-off to average loans of .11% for the year ended December 31, 2018.  The CRE portfolio had an annualized net recovery rate of .03% as of September 30, 2019, compared to a net charge-off rate of .33% as of December 31, 2018.  The A&D loans had an annualized net recovery rate of .12% as of September 30, 2019, compared to a net recovery rate of .15% as of December 31, 2018.  The C&I portfolio had net recoveries of $2 thousand as of September 30, 2019, compared to a net recovery rate of .06% as of December 31, 2018.  The residential mortgage ratios were a net recovery rate of .05% as of September 30, 2019, compared to a net charge-off rate of .01% as of December 31, 2018, and the consumer loan ratios were net charge-off rates of .34% and .95% as of September 30, 2019 and December 31, 2018, respectively.  Our special assets team continues to aggressively collect on charged off loans.

Non-accrual loans totaled $11.7 million at September 30, 2019, compared to $4.9 million at December 31, 2018.  The increase in non-accrual balances at September 30, 2019 was primarily due to one large A&D loan totaling $7.0 million.  This loan is a participation development loan originally booked in 2013, which is now under a forbearance agreement.  Management believes that the specific allocation of $1.7 million at September 30, 2019 is adequate based upon an appraisal obtained in the second quarter of 2019.

Non-accrual loans that have been subject to partial charge-offs totaled $.1 million at September 30, 2019, compared to $.3 million at December 31, 2018.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.3 million at September 30, 2019 and December 31, 2018.

Accruing loans past due 30 days or more decreased to .67% of the loan portfolio at September 30, 2019, compared to 1.09% at December 31, 2018.  The decrease for the first nine months of 2019 was primarily related to one large relationship in the commercial A&D portfolio that moved to non-accrual in the first quarter of 2019 as mentioned above.

Non-Interest Income and Non-Interest Expense

Total other operating income, including gains, increased $1.3 million for the first nine months of 2019 when compared to the same time period of 2018.  The primary driver of this increase was the receipt of $1.1 million in BOLI death benefit proceeds during the third quarter 2019.  Increases in trust department and debit card income were offset slightly by decreases in service charge income, brokerage commission income and a reduction in gains.

Other operating expenses increased $1.3 million for the first nine months of 2019 as compared to the first nine months of 2018.  Salaries and benefits increased $.3 million due to merit increases effective in April 2019 and increased life and health insurance costs related to increased claims.  These increases were partially offset by decreases in incentives, pension and 401(k) plan expenses.  FDIC premiums decreased $.1 million due to a credit received on our quarterly assessment in the third quarter.  Equipment, occupancy and data processing expenses increased $.9 million in the first nine months of 2019. The increase in equipment expense was primarily attributable to increased depreciation expense related to the branch modernization projects as well as an increase in technology maintenance agreements.  The increase in data processing expenses were related to new services implemented in late 2018 and early 2019.  OREO expenses increased $.6 million in the first nine months of 2019 due to valuation allowance write-downs on properties as a result of new appraisals.  These changes were offset by a $.4 million decrease in other miscellaneous expenses such as marketing, legal and professional, consulting, dues and licenses, contract labor, trust department expense and miscellaneous loan fees.

Total other operating income, including gains, increased $1.3 million during the third quarter of 2019 when compared to the same period of 2018.  This increase was primarily attributable to the above-mentioned receipt of BOLI death benefit proceeds.

Other operating expenses increased slightly by $.2 million for the third quarter of 2019 when compared to the third quarter of 2018. This increase was a result of a $.2 million increase in equipment, occupancy and data processing expenses and a $.1 million increase in OREO expenses due primarily to valuation allowance write-downs on properties as a result of new appraisals and to lower selling prices.    Salaries and benefits were flat when comparing the third quarter periods.

The effective income tax rate as a percentage of income decreased in the first nine months of 2019 when compared to the first nine months of 2018 primarily due to the tax exempt BOLI death benefit proceeds of $1.1 million.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and nine statutory trusts that were used as financing vehicles.  The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure.  The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.  The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights – Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,	September 30,	June 30,	March 31,	September 30,
	2019	2018	2019	2019	2019	2018
Results of Operations:
Interest income	$14,600	$13,264	$14,411	$14,072	$43,083	$38,350
Interest expense	3,004	2,008	2,884	2,726	8,614	5,644
Net interest income	11,596	11,256	11,527	11,346	34,469	32,706
Provision for loan losses	(13)	471	333	349	669	1,187
Other operating income	5,028	3,797	3,909	3,707	12,644	11,208
Net gains	40	9	30	14	84	190
Other operating expense	11,246	11,089	11,741	10,690	33,677	32,405
Income before taxes	$5,431	$3,502	$3,392	$4,028	$12,851	$10,512
Income tax expense	938	739	790	877	2,605	2,227
Net income	$4,493	$2,763	$2,602	$3,151	$10,246	$8,285
Per share data:
Basic/ Diluted Net Income	$0.63	$0.39	$0.37	$0.44
Dividends declared per share	$0.13	$0.09	$0.09	$0.09
Book value	$18.20	$16.32	$17.75	$17.27
Tangible book value per share	$16.65	$14.76	$16.20	$15.71
Closing market value	$22.00	$18.80	$19.71	$17.26
Market Range:
High	$23.24	$20.95	$20.49	$17.99
Low	$19.03	$18.25	$17.10	$15.45
Shares outstanding at period end	7,107,666	7,084,478	7,105,775	7,088,987
Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.97%	0.84%	0.83%	0.91%
Return on average shareholders' equity	10.96%	9.94%	9.47%	10.64%
Net interest margin	3.67%	3.71%	3.70%	3.72%
Efficiency ratio	68.30%	72.10%	69.93%	69.40%

	September 30,	December 31,	September 30,
	2019	2018	2018
Financial Condition at period end:
Assets	$1,440,964	$1,384,516	$1,347,906
Earning assets	$1,223,358	$1,235,066	$1,193,334
Gross loans	$997,284	$1,007,714	$964,060
Commercial Real Estate	$295,255	$306,921	$292,794
Acquisition and Development	$113,790	$118,360	$113,689
Commercial and Industrial	$111,291	$111,466	$98,510
Residential Mortgage	$441,084	$436,907	$425,469
Consumer	$35,864	$34,060	$33,598
Investment securities	$231,680	$231,651	$232,371
Total deposits	$1,136,787	$1,067,527	$1,024,575
Noninterest bearing	$283,067	$262,250	$264,317
Interest bearing	$853,720	$805,277	$760,258
Shareholders' equity	$129,336	$117,066	$115,581
Capital ratios:
Tier 1 to risk weighted assets	15.82%	14.87%	15.34%
Common Equity Tier 1 to risk weighted assets	13.32%	12.45%	12.82%
Tier 1 Leverage	11.68%	11.47%	11.72%
Total risk based capital	16.95%	15.91%	16.35%
Asset quality:
Net (recoveries)/charge-offs for the quarter	$(9)	$200	$(84)
Nonperforming assets: (Period End)
Nonaccrual loans	$11,713	$4,922	$4,824
Loans 90 days past due and accruing	22	430	559
Total nonperforming loans and 90 day past due	$11,735	$5,352	$5,383
Restructured loans	$4,134	$4,864	$4,992
Other real estate owned	$4,721	$6,598	$7,482
Allowance for loan losses to gross loans	1.20%	1.10%	1.07%
Nonperforming and 90 day past due loans to total loans	1.18%	0.54%	0.56%
Nonperforming loans and 90 day past due loans to total assets	0.81%	0.39%	0.40%